Exhibit (d)(4)

INVESTMENT SUB-ADVISOR AGREEMENT

AGREEMENT, effective as of the ___ day of _____, 2005 between SBG Capital Management, Inc. (the “Fund Manager”) and Seidler Investment Advisors Incorporated (the “Sub-Advisor”).

WHEREAS, the Fund Manager has entered into an investment advisory agreement with The Santa Barbara Group of Mutual Funds, Inc. (the “Company”) to manage the assets of the Montecito Fund (the “Fund”).

WHEREAS, the Company is a Maryland corporation authorized to issue shares in series and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Fund is one of the series of the Company;

WHEREAS, the Sub-Advisor is registered as an investment advisor under the Investment Advisors Act of 1940, as amended ( “Advisors Act”);

WHEREAS, the Fund Manager wishes to retain the Sub-Advisor to render investment advisory services to the Fund, and the Sub-Advisor is willing to furnish such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Fund Manager and the Sub-Advisor as follows:

1.           Appointment.

The Fund Manager hereby appoints the Sub-Advisor to act as investment sub-advisor to the Fund for the periods and on the terms set forth herein. The Sub-Advisor accepts the appointment and agrees to furnish the services set forth herein for the compensation provided herein.

2.           Services as Investment Sub-Advisor.

Subject to the general supervision and direction of the Fund Manager and the Board of Directors of the Company, the Sub-Advisor will (a) provide a continuous investment program for the Fund and manage the Fund in accordance with the Fund’s investment objective and policies as stated in the Fund’s Prospectus and the Statement of Additional Information filed with the Securities and Exchange Commission, as they may be amended from time to time; (b) make investment decisions for the Fund; and (c) place purchase and sale orders on behalf of the Fund.  In providing those services, the Sub-Advisor will provide the Fund with ongoing research, analysis, advice, and judgments regarding individual investments, general economic conditions and trends and long-range investment policy.  In addition, the Sub-Advisor will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

The Sub-Advisor further agrees that, in performing it’s duties hereunder, it will:

(a)        comply with the 1940 Act and all rules and regulations thereunder, the Advisor’s Act and all rules and regulations thereunder, the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Directors;

(b)        use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

(c)        maintain books and records with respect to the Fund’s securities transactions, render to the Board of Directors of the Company such periodic and special reports as the Board may reasonably request, and keep the Directors informed of developments materially affecting the Fund’s portfolio;

(d)        make available to the Fund’s administrator, and the Company, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the administrator  and the Company in their compliance with applicable laws and regulations. The Sub-Advisor will furnish the Directors with such periodic and special reports regarding the Fund as they may reasonably request;

(e)        immediately notify the Company in the event that the Sub-Advisor or any of its affiliates:  (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Advisor from serving as an investment sub-advisor pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission or other regulatory authority.  The Sub-Advisor further agrees to notify the Company:  (1) immediately of any material fact known to the Sub-Advisor respecting or relating to the Sub-Advisor that is not contained in the Company’s Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect; and (2) sufficiently in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Company to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

3.           Documents.

The Fund Manager has delivered properly certified or authenticated copies of each of the following documents to the Sub-Advisor and will deliver to it all future amendments and supplements thereto, if any:

(a)        certified resolution of the Board of Directors of the Company authorizing the appointment of the Sub-Advisor and approving the form of this Agreement;

(b)        The Company's most recent Post-Effective Amendment to its Registration Statement as filed with the Securities and Exchange Commission;

(c)        Exhibits, powers of attorneys, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

The Fund Manager shall promptly provide to the Sub-Advisor copies of all advertising materials, scripts and other sales literature related to the Fund.

4.           Brokerage.

In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Advisor will use its best efforts to seek the best overall terms available.  In assessing the best overall terms available for any Fund transaction, the Sub-Advisor will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis.  In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Advisor is authorized to consider the brokerage and research services (as those terms are defined in section 28(e) of the Securities and Exchange Act of 1934, as amended ( the “1934 Act”) provided to the Fund and/or other accounts over which the Sub-Advisor or its affiliates exercise investment discretion.  However, a broker’s sale or promotion of Fund shares shall not be a factor considered by the Sub-Advisor or its personnel in selecting brokers to effect securities transactions on behalf of the Fund, nor shall the Sub-Advisor enter into any agreement or understanding under which the Fund directs brokerage transactions or revenue generated by those transactions to brokers to pay for distribution of Fund shares.  The Sub-Adviser will provide, upon request of the Fund, a certification that it has acted in a manner consistent this prohibition.  In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations, the Sub-Advisor and its affiliates, and the Fund Manager and its affiliates, are authorized to effect portfolio transactions for the Fund and to retain brokerage commissions on such transactions.

5.           Records.

The Sub-Advisor agrees to maintain and to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the Sub-Advisor with respect to the Fund by the 1940 Act.  The Sub-Advisor further agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records upon request.

6.           Standard of Care.

The Sub-Advisor shall exercise its best judgment in rendering the services under this Agreement.  The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Fund’s shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Sub-Advisor against any liability to the Fund or to its shareholders to which the Sub-Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Advisor’s reckless disregard of its obligations and duties under this Agreement.  As used in this Section 6, the term “Sub-Advisor” shall include any officers, directors, employees, or other affiliates of the Sub-Advisor performing services with respect to the Fund.

7.           Compensation.

If the Fund's average daily net assets for the previous fiscal quarter were $70 million or less, the Fund Manager will pay the Sub-Advisor a fee at an annual rate equal to:

Percentage of Average

Daily Net Assets                                       Net Assets

0.00%                                                        First $10 million

0.25%                                                        $10 million to $70 million

If the Fund's average daily net assets for the previous fiscal quarter were over $70 million, the Fund Manager will pay the Sub-Advisor a fee at an annual rate equal to 0.25% of daily net assets.

These fees shall be computed and accrued daily and payable quarterly.  For the purpose of determining fees payable to the Sub-Advisor, the value of the Fund’s average daily net assets shall be computed at the times and in the manner specified in the Fund’s Prospectus or Statement of Additional Information.

8.           Expenses.

The Sub-Advisor will bear all of its direct expenses incurred in connection with the performance of its services under this Agreement.  The cost of securities and investments purchased for the Fund (including taxes, borrowing costs, brokerage fees and commissions and other transaction costs, if any) will not be considered an expense of the Sub-Advisor and will be paid by the Fund.

9.           Services to Other Companies or Accounts.

The investment advisory services of the Sub-Advisor to the Fund under this Agreement are not to be deemed exclusive, and the Sub-Advisor, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) and to engage in other activities, so long as its services hereunder are not impaired thereby.

10.         Duration and Termination.

This Agreement shall become effective on the date first written above, and unless sooner terminated as provided herein, for two years from such date and shall continue from year to year thereafter, provided each continuance is specifically approved at least annually by the vote of a majority of the Board of Directors of the Company or, a vote of a “majority” (as defined in the 1940 act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable, without penalty, on sixty (60) days written notice by the Board of Directors of the Company or by vote of holders of a majority of the Fund’s shares or upon ninety (90) days written notice by the Sub-Advisor.  This Agreement will also terminate automatically in the event of its “assignment” (as defined in the 1940 Act).

11.         Amendment.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Directors of the Company, including a majority of Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

12.         Use of Name.

It is understood that the name Montecito, or any derivative thereof or logo associated with that name, is the valuable property of the Fund Manager and its affiliates, and that the Sub-Advisor has no ownership interest in the name (or derivative or logo), and will acquire no ownership interest in such names as a result of performing its duties under this Agreement.

13.         Confidentiality.

The Sub-Advisor will treat confidentially and as proprietary information of the Company all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than in the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld.  The foregoing shall not apply to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required or requested to be disclosed by the Securities and Exchange Commission or any other regulatory examiner of the Sub-Advisor, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation. Nothing herein shall restrict the Sub-Advisor’s ability to publish information regarding the performance of accounts under its management;

14.         Miscellaneous.

(a)        This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b)        Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c)        This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on all the Parties.

(d)        This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of California.

(e)        If any provision of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(f)        Notices of any kind to be given to the Sub-Advisor by the Company shall be in writing and shall be duly given if mailed or delivered to the Sub-Advisor at the following addressor at such other address or to such individual as shall be specified by the Sub-Advisor to the Company:

Seidler Investment Advisors Incorporated

515 South Figueroa Street, 11TH Floor

Los Angeles, CA  90071-3328

              Notices of any kind to be given to the Company by the Sub-Advisor shall be in writing and shall be duly given if mailed or delivered to the following address or at such other address or to such individual as shall be specified by the Company to the Sub-Advisor.:

SBG Capital Management, Inc.

107 South Fair Oaks Avenue, Suite 315

Pasadena, CA  91105

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

SBG CAPITAL MANAGEMENT, INC.

By: John P. Odell
Its: Co-President

SEIDLER INVESTMENT ADVISORS INCORPORATED

By:
Its: